UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

Gateway Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-06404	44-0651207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 4100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 336-0844

(Registrant’s telephone number, including area code)

 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2012, Gateway Pipeline USA Corporation (“Gateway Pipeline USA”), a wholly owned subsidiary of Gateway Energy Corporation (the “Company”), entered into an asset sales agreement (the “Agreement”) with GEC Holding, LLC (the “Buyer”), pursuant to which Gateway Pipeline USA will sell certain assets, including certain pipelines and pipeline facilities located in Guadalupe and Shelby Counties, Texas, Miller County, Arkansas and Pettis County, Missouri, as well as certain surface contracts, commercial contracts and records related to the operation of the facilities (the “Assets”), to the Buyer.  All of the issued and outstanding capital stock of the Buyer is owned by Frederick W. Pevow, the Chairman and Chief Executive Officer of the Company and Director of Gateway Pipeline USA.  Additionally, Mr. Pevow is the acting President of the Buyer.

The Buyer has agreed to purchase the Assets from Gateway Pipeline USA for the sum of $1,100,000.  The closing of the transactions contemplated by the Agreement is expected to take place on or before the close of business at 5:00 PM, Central Standard Time, on December 31, 2012.  The closing of the Agreement is subject to certain customary closing conditions, including the obtaining of the necessary consents and approvals to the assignment of the Assets.  The closing of the transaction is further conditioned upon the entry of the Company into a Forbearance Agreement with Meridian Bank, in connection with the Company’s existing Credit Agreement.

The Agreement provides that prior to the earlier of (i) December 31, 2012, (ii) the closing of the transactions contemplated by the Agreement or (iii) the termination of the Agreement, the Company, acting through a special committee of its Board of Directors (the “Special Committee”), consisting of David F. Huff, John O. Niemann, Jr. and John A. Raasch, may: (i) furnish information or data to any third party purchaser for a proposed sale of the Assets or other assets in order to raise proceeds of at least $1,100,000 (a “Competing Proposal”), (ii) participate in discussions or negotiations with such party regarding such Competing Proposal; and (iii) subject to the approval of the Board of Directors, enter into a definitive agreement containing a Competing Proposal, but only if (a) such Competing Proposal constitutes a Superior Proposal (as defined in the Agreement), (b) the Company shall have provided written notice to the Buyer (a “Notice of Superior Proposal”) advising the Buyer that the Company has received a Superior Proposal, specifying in writing the true and complete final terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (c) the Buyer does not, within five Business Days of the Buyer’s receipt of the Notice of Superior Proposal make an offer that the Board of Directors of the Company, acting through the Special Committee, determines in good faith to be more favorable to the Company's stockholders (in their capacities as stockholders) than such Superior Proposal, and (d) simultaneously with the Buyer failing to make the offer described in clause (c) above in the time allotted or the Board of Directors, acting through the Special Committee, making the determination required by clause (c) above that any such offer of the Buyer is not more favorable to the Company's stockholders (in their capacities as stockholders) than such Superior Proposal, as applicable, the Agreement is terminated pursuant to its terms.  Upon any such termination, the Company would pay the Buyer a break-up fee of $33,000.

Any parties interested in making a proposal for the Assets or any other assets of the Company that would raise proceeds of at least $1,100,000 should contact the chairman of the Special Committee, David F. Huff, at (713) 336-0844.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01            Other Events.

                On December 13, 2012, the Company issued a press release announcing the entry of Gateway Pipeline USA into the Agreement.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01            Financial Statements and Exhibits.

                10.1        Asset Sales Agreement between Gateway Pipeline USA Corporation and GEC Holding, LLC dated December 12, 2012.

                99.1        Press release dated December 13, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gateway Energy Corporation

Dated: December 13, 2012	/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr. President and Chief Executive Officer